Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations Contact 651-236-5060

NEWS	January 2, 2025

H.B. Fuller Announces Preliminary Fiscal Year 2024 Results

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) announced today unaudited preliminary financial results for fiscal year 2024 and scheduled the company’s fourth quarter investor conference call. These preliminary results are estimates and remain subject to completion of the company’s fiscal year financial audit.

The company now expects fiscal year 2024 net revenue to be approximately $3.57 billion, adjusted diluted earnings per share to be approximately $3.84 and adjusted EBITDA to be approximately $594 million compared to previous guidance of adjusted EBITDA between $610 million and $620 million as communicated on September 25, 2024. Additionally, the company now expects cash flow from operations for the year to be approximately $300 million.

Fourth quarter net revenue and earnings were adversely impacted by weaker than expected conditions and delayed orders, particularly in consumer product goods and packaging related end markets as well as durable goods distribution. In addition, delayed customer order patterns shifted price increase realization into fiscal 2025 while higher raw material costs, primarily in Hygiene, Health and Consumable (HHC) Adhesives, negatively impacted adjusted EBITDA.

“Late in the fourth quarter there was a negative inflection point on volume whereby a number of market segments exhibited topline deceleration versus the previous quarter, and this adversely impacted our operating results and led to a disappointing shortfall relative to our expectations,” said Celeste Mastin, President and Chief Executive Officer. “In response to this weaker market environment, we are focusing on the controllable variables and putting in place new pricing actions and cost controls. This is in addition to our ongoing restructuring initiatives to streamline our manufacturing footprint and overall SG&A profile.”

The Company plans to report its financial results for the three-month and twelve-month fiscal periods ended November 30, 2024, in a press release issued after the market close on January 15, 2025. The Company will hold an investor conference call on January 16, 2025, at 9:30 a.m. CT (10:30 a.m. ET) to discuss its financial results.

Interested parties may listen to the conference call on a live webcast. The webcast, along with a supplemental presentation, may be accessed from the company’s website at https://investors.hbfuller.com. Participants must register prior to accessing the webcast using this link and should do so at least 10 minutes prior to the start of the call to install and test any necessary software and audio connections. Participants can pre-register for the webcast at any time using the link above. The webcast will be archived on the company’s website.

A telephone replay of the conference call will be available from 12:30 p.m. CT on January 16, 2025, to 10:59 p.m. CT on January 23, 2025. To access the telephone replay dial 1-800-770-2030 (toll free) or 1-609-800-9909 and enter the Conference ID: 6370505.

Regulation G

The information presented in this release regarding consolidated adjusted net income, adjusted diluted earnings per share, and adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to U.S. generally accepted accounting principles (U.S. GAAP) and should not be construed as an alternative to the reported results determined in accordance with U.S. GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company as well as the comparability of results to the results of other companies. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported U.S. GAAP results in this release.

About H.B. Fuller

As the largest pureplay adhesives company in the world, H.B. Fuller’s (NYSE: FUL) innovative, functional coatings, adhesives and sealants enhance the quality, safety and performance of products people use every day. Founded in 1887, with 2023 revenue of $3.5 billion, our mission to Connect What Matters is brought to life by more than 7,000 global team members who collaborate with customers across more than 30 market segments in over 140 countries to develop highly specified solutions that enable customers to bring world-changing innovations to their end markets. Learn more at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases. These statements are subject to various risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the availability and pricing of raw materials; the impact of potential cybersecurity attacks and security breaches; the impact on the supply chain, raw material costs and pricing of our products due to military conflict, including between Russia and Ukraine and Israel and Hamas; the consequences of the COVID-19 outbreak and other pandemics on our operations and financial results; the impact on our margins and product demand due to inflationary pressures; the substantial amount of debt we have incurred to finance our acquisition of Royal, our ability to repay or refinance our debt or to incur additional debt in the future, our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock, and the effect of debt covenants that limit the discretion of management in operating the business or in paying dividends; our ability to pay dividends and to pursue growth opportunities if we continue to pay dividends according to our current dividend policy; our ability to acquire and integrate complementary businesses; our ability to achieve expected synergies, cost savings and operating efficiencies from our restructuring initiatives and operational improvement projects within the expected time frames or at all; our ability to effectively implement Project ONE; uncertain political and economic conditions; fluctuations in product demand; competing products and pricing; our geographic and product mix; disruptions to our relationships with our major customers and suppliers; failures in our information technology systems; regulatory compliance across our global footprint; trade policies and economic sanctions impacting our markets; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and investigations, including for product liability and environmental matters; impairment charges on our goodwill or long-lived assets; the effect of new accounting pronouncements and accounting charges and credits; and similar matters.

Additional information about these various risks and uncertainties can be found in the “Risk Factors” section of our Form 10-K filings, and any updates to the risk factors in our Form 10-Q and 8-K filings with the SEC, but there may be other risks and uncertainties that we are unable to identify at this time or that we do not currently expect to have a material impact on the business. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by law.

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands, except per share amounts (unaudited)

Year Ended November 30,
2024

Net income attributable to H.B. Fuller	$130,786

Adjustments:
Acquisition project costs [1]	9,354
Organizational realignment [2]	39,996
Project One [3]	11,885
Business divestiture [4]	48,948
Other [5]	(1,981)
Discrete tax items [6]	(5,999)
Income tax effect on adjustments [7]	(15,811)
Adjusted net income attributable to H.B. Fuller [8]	217,178

Add:
Interest expense	133,122
Interest income	(4,679)
Income taxes	77,661
Depreciation and Amortization expense [9]	170,573
Adjusted EBITDA [8]	593,855

Diluted Shares	56,629
Adjusted diluted income per common share attributable to H.B. Fuller [8]	$3.84

[1] Acquisition project costs include costs related to evaluating, acquiring and integrating business acquisitions. Acquisition project costs include $8,037 in transaction costs (primarily consulting and professional fees, representations and warranties, insurance premiums and employee acquisition related travel expenses), $740 in purchase accounting costs (primarily professional fees for valuation services, inventory step-up cost and the impact of changes to contingent consideration liabilities after the completion of the purchase price allocation) and $577 in business integration costs (primarily costs of transition services agreements and, for the three month ended March 2, 2024, retention bonuses paid to employees of the acquired entities) for the year ended November 30, 2024.

[2] Organizational realignment includes costs incurred as a direct result of the organizational realignment program, including professional fees related to legal entity and business structure changes, employee retention and severance costs, and facility rationalization costs related to the closure of production facilities and consolidation of business activities. Facility rationalization costs include plant closure costs, the impact of accelerated depreciation, and, for the three months ended March 2, 2024, operational inefficiencies. Organizational realignment includes $9,084 in professional fees related to legal entity and business structure changes, $16,553 in employee severance and other related costs and $14,359 related to facility rationalization costs for the year ended November 30, 2024.

[3] Project One includes non-capitalizable project costs related to implementing our global Enterprise Resource Planning system, including upgrading to SAP S/4HANA®, which will upgrade and standardize our information system.

[4] Business divestiture includes impairment losses for goodwill and long-lived assets, and project costs incurred as a direct result of the pending sale of the North America Flooring business, which is a component of our Construction Adhesives operating segment. Impairment losses represent the difference between the book value of the assets held for sale and their net realizable value.

[5] Other includes a gain from insurance recoveries and a loss from the write-off of a cost method investment for the year ended November 30, 2024.
[6] Discrete tax items for the year ended November 30, 2024 are related to various foreign tax matters as well as excess tax benefit related to U.S. stock compensation.

[7] The income tax effect on adjustments represents the difference between income taxes on net income before income taxes and income from equity method investments reported in accordance with U.S. GAAP and adjusted net income before income taxes and income from equity method investments.

[8] Adjusted net income attributable to H.B. Fuller, adjusted diluted income per common share attributable to H.B. Fuller and adjusted EBITDA are non-GAAP financial measures. Adjusted net income attributable to H.B. Fuller is defined as net income before the specific adjustments shown above. Adjusted diluted income per common share is defined as adjusted net income attributable to H.B. Fuller divided by the number of diluted common shares. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation, amortization and the specific adjustments shown above. The table above provides a reconciliation of adjusted net income attributable to H.B. Fuller, adjusted diluted income per common share attributable to H.B. Fuller and adjusted EBITDA to net income attributable to H.B. Fuller, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

[9] Depreciation and amortization expense added back for EBITDA is adjusted for amounts already included in adjusted net income attributable to H.B. Fuller totaling ($4,137) for the year ended November 30, 2024.

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